EXHIBIT 10 (x)

EXECUTION COPY

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) by and between Hamid Erfanian (“Executive” or “you”) and Enzo Biochem, Inc. (the “Company”) on behalf of itself and its past and/or present parent entities, and its or their subsidiaries, divisions, affiliates and related business entities, predecessors, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, attorneys, employees and assigns, whether acting as agents for the Company or in their individual capacities (collectively the “Company Entities”), is entered into as of the date hereof.

WHEREAS, Executive is employed pursuant to an Amended and Restated Employment Agreement effective October 14, 2021, as amended March 24, 2022 and October 20, 2022 (the “Employment Agreement”);

WHEREAS, the Company and Executive have determined to mutually sever their employment relationship, subject to the terms herein;

NOW, therefore, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.  Employment Separation. Your final date of employment with the Company shall be November 18, 2023 (the “Separation Date”). Until such date, you shall be on a “Notice Period”. During the Notice Period, you shall remain an employee of the Company (provided as of the date you execute this Agreement, you shall no longer hold the position of Chief Executive Officer and shall during the Notice Period maintain no operational title), and shall continue to receive Base Salary and health benefits coverage but no other compensation. The Company may elect to have you not report to work for all or any portion of such Notice Period, nor to perform any services other than as specifically requested by the Company. Subsequent to the Separation Date you shall not represent yourself as being an employee, officer, agent or representative of the Company for any purpose. The Separation Date shall be the termination date of your employment for all purposes including participation in and coverage under all benefit plans and programs sponsored by or through the Company Entities except as otherwise provided herein. For the sake of clarity, you shall remain an employee during the Notice Period and are subject to all terms and conditions of your employment, other than as stated herein, and your breach thereof may lead to a termination and the forfeiture of any Separation Benefits.

a.  As a condition of this Agreement, you hereby resign from any and all positions which you hold on the Company’s Board of Directors effective as of the date you execute this Agreement. In furtherance thereof you shall promptly execute any documentation requested by the Company to effectuate same.

b.  You acknowledge and agree that, to the extent unpaid you are entitled to receive any earned but unpaid base salary and accrued but unused vacation time, and to be reimbursed for any incurred but unreimbursed business expenses (to the extent reimbursable in accordance with Company policy), in each case, through the Separation Date payable in accordance with Company policy, and that all other payments and all other benefits due to you from the Company or any of the Company Entities on or after the Separation Date shall be determined under this Agreement; provided that during the Notice Period you shall not accrue further vacation days and are not authorized to incur any further obligations or expenses on behalf of the Company. You acknowledge and agree that, except as stated in this Agreement, you are not entitled to any further payments or benefits from the Company or any Company Entity, whether in connection with your employment or otherwise.

c.  You shall have the right, in accordance with governing law, to continue your medical benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) health care continuation rules, provided, however, that any such continuation shall be at your sole expense other than as stated herein.

2.  Separation Benefits. Assuming you timely execute and do not revoke this Agreement, timely execute and do not revoke the Reaffirmation attached hereto as Exhibit A and in exchange for your waiver of claims against the Company Entities and your compliance with the other terms and conditions of this Agreement (including any provisions of the Employment Agreement referenced herein), you shall receive, in full consideration of any amounts owed under the Employment Agreement, inclusive of Section 5.2(b) thereof:

a.  the equivalent of twelve (12) months of Executive’s Base Salary in effect as of the date of Executive’s employment termination which is $624,000.00, subject to standard payroll deductions and withholdings; and

b.  a lump-sum payment equal to one hundred eighty seven thousand and two hundred dollars ($187,200), representing the Annual Bonus amount due under Section 5.2(b)(y) of the Employment Agreement (together with the amounts payable under 2(a), the “Severance Benefits”).

c.  a restricted share grant in an amount equal to $1,502,488 in the Company’s restricted stock, with 50% (i.e. $751,244) granted and vested as soon as reasonably practicable after the Effective Date (as defined below) based on the share price as of the Effective Date, and 50% (i.e. the remaining $751,244) granted and vested on the earlier of July 24, 2024 (one year anniversary date) or a Change in Control of the Company (as defined in the Employment Agreement), based on the share price of such date of grant. These restricted share grants represent full satisfaction of any amounts due under Section 3 of the Employment Agreement, including without limitation as a result of the sale of Enzo Clinical Labs to Labcorp.

d.  The RSU Grants and Option Grants as defined in the Employment Agreement (i.e., 260,000 RSU’s and 700,000 options in total as of the date hereof) shall, to the extent not already vested, vest effective as of the Separation Date (and shall thereinafter remain subject to the terms of the grant documents under which they were granted).

e.  The Severance Benefits will be paid as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the fifteenth (15th) day after the Effective Date of the Reaffirmation, provided that the amount under subsection (b), shall be paid in a lump sum on the sixtieth day after the Separation Date; and

f.  should you timely continue your medical benefits under the COBRA health care continuation rules and provided you submit evidence of payment acceptable to the Company, reimburse a monthly portion of such payments such that your out-of-pocket costs for such health care insurance shall be commensurate with that which you paid as an employee of the Company (the “COBRA Continuation Benefit”). The COBRA Continuation Benefit shall be payable on a monthly basis beginning as of the first submission of evidence of payment subsequent to the Separation Date, and lasting until the earlier of (a) your receipt of coverage from any other employer, for which you shall notify the Company promptly, or (b) August 31, 2024.

3.  Acknowledgement. You acknowledge and agree that the payment(s) and other benefits provided pursuant to this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company Entities to you, monetarily or with respect to employee benefits or otherwise, and/or under any alleged written or oral employment agreement, policy, plan or procedure of the Company Entities and/or any alleged understanding or arrangement between you and the Company Entities; (ii) exceed(s) any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company Entities and/or any agreement between you and the Company Entities had you not entered into this Agreement. You further acknowledge that you have no right to reinstatement or re-employment with the Company or any Company Entity and agree that any application by you for re-employment may be rejected without explanation or liability, and that all such payments are being made, inter alia, in consideration of your agreement and adherence to the terms of this Agreement and any other agreements you may have with the Company and will be repayable in full to the Company with interest thereon in the event you breach any of the terms hereof or any other terms you may have with the Company.

4.  Reaffirmation of Restrictive Covenants. In exchange for the benefits provided to you in this Agreement, you (a) reaffirm your obligations to the Company under Sections 9 and 10 of the Employment Agreement, agree that (b) all obligations thereunder are fully enforceable in accordance with their terms, and (c) you waive and agree not to assert any defense to the enforcement of any provision therein. For the sake of clarity, your performance of services for an entity which is not a Restricted Business (as defined in Section 9.3 of the Employment Agreement) subsequent to the Separation Date shall not be a violation of Section 9.3. The parties further agree that subsequent to the Separation Date, “Restricted Business” does not include the fields of clinical laboratory work, diagnostics and medical devices or any business that does not compete with the Company as of the Executive’s execution of this Separation Agreement.

5.	Release.

a.  In consideration for the payment(s) and benefits provided under this Agreement, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) (the “Releasors”) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, the Company’s past, present and future parent organizations, subsidiaries and other affiliated entities regardless of the nature of the affiliation, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that you sign this Agreement.

b.  Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of your employment and/or your separation from that employment, including, but not limited to: (i) any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, and the Sarbanes-Oxley Act of 2002, each as amended; (ii) any claim under the New York State Human Rights Law, or the New York City Administrative Code; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, or the termination of such employment, including but not limited to breach of contract (express or implied), any claim that your resignation constituted a constructive discharge, fraud, misrepresentation, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (iv) any claim of any kind whatsoever with regard to any potential entitlement or payment; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like. You expressly acknowledge that this general release of claims includes any and all claims arising up to and including the date you sign this Agreement that you have or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or unasserted, disclosed or undisclosed. By signing this Agreement, you expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and you further waive any rights under statute or common law principles that otherwise prohibit the release of unknown claims. Nothing in this Agreement shall be a waiver of claims that may arise after the date on which you sign this Agreement, any rights to indemnification and/or Directors and officers insurance coverage pursuant to Company by-laws, policies, and or procedures, or to any rights you may have pursuant to this Agreement.

6.  Non-Disparagement. The Company reaffirms its obligations under Section 9.5 of the Employment Agreement.

7.  Waiver of Relief; Covenant Not to Sue. You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. You therefore agree that you have not, and will not support or encourage any proceedings or arbitrations brought by others or bring any legal proceeding or arbitration, in any court or with any provider, with respect to any of the claims and/or causes of action waived in this Agreement.

8.  Disclosure. You hereby acknowledge and agree that you have prior to signing this Agreement, disclosed to the Company all material information which you possessed during your employment with the Company relating to any violations of the securities laws or any other laws and regulations with which the Company has an obligation to comply.

9.  Confidentiality. Other than as required by regulatory requirement, you shall keep the terms and conditions of this Agreement confidential, and such terms and conditions shall not be disclosed by you to any person or entity without the prior written consent of the Company, except to your accountants, attorneys and/or immediate family, or with respect to restrictive covenants only , to a prospective future employer provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of this Agreement. You further represent that you have not disclosed the terms and conditions of this Agreement to anyone other than your attorneys, accountants and/or immediate family.

10.  Return of Property. You confirm that you have returned to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business and/or containing any non-public information concerning the Company, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, electronic devices and any other Company property in your possession, custody or control. You shall, as a condition precedent to any payments or grants made under Section 2, immediately return your computer and cell phone. You also represent and warrant that you have not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). You also agree that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

11.  Protected Rights. This Agreement is not intended to, and shall not, in any way prohibit, limit, or otherwise interfere with

a.  your protected rights under federal, state or local employment discrimination laws (including, without limitation, the ADEA and Title VII) to communicate or file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or similar federal, state or local government body or agency charged with enforcing employment discrimination laws. Therefore, nothing in this Agreement shall prohibit, interfere with or limit you from filing a charge with, communicating with or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal, state or local agency. However, you shall not be entitled to any relief or recovery (whether monetary or otherwise), and you hereby waive any and all rights to relief or recovery, under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released in this Agreement;

b.  your protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement solely on the grounds that this release and waiver was not made knowingly and voluntarily, provided you return any consideration provided herein as a condition of and prior to challenging such release;

c.  your right to disclose Confidential Information: (i) to the extent required by law, rule, or regulation; (ii) in response to a subpoena or other valid legal process in accordance with the terms stated herein unless proffered by a prospective employer of yours; (iii) with the prior written consent of the Company; (iv) to the extent necessary to enforce any provision of this Agreement, provided that you shall endeavor to file any such information under seal; (v) as protected by law (including engaging in concerted activity under the National Labor Relations Act for mutual aid and protection;

d. your right to enforce the terms of this Agreement; or

e.  your right to make any disclosures that protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company; or

f. receive an award for information provided to any government agencies.

12.  Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

13.  Breach of Agreement. You agree that any breach of this Agreement shall constitute a material breach as to which the Company Entities may seek all relief available under the law or at equity, including recoupment of the payment(s), grants, and benefits provided pursuant to this Agreement; provided, that for the sake of clarity, your breach shall not relieve you of any obligations contained herein (including, for the sake of clarity, the release), all of which shall continue as stated. In the event of any breach by you of your obligations under this Agreement the Company shall be entitled to cease making any payments not yet made under this Agreement, recover any payments that have already been made to you under this Agreement, and be awarded its reasonable attorneys’ fees and costs if it is the prevailing party in any such recovery proceeding or any proceeding brought by you in breach of the covenant not to sue or to challenge the validity of the release. You further acknowledge that any breach of the promises set forth in this Agreement will cause the Company Entities irreparable harm for which there is no adequate remedy at law and for which there is no accurate estimation, and you therefore consent to the issuance of an injunction in favor of the Company Entities enjoining the breach of any of those promises by any court of competent jurisdiction.

14.  Section 409A. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. The parties intend that payments and benefits provided for in this Agreement to be either be exempt from Section 409A of the Internal Revenue Code, as amended (the “Code”) or be provided in a manner that complies with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a ’separation from service’ from the Company within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section l.409A-l(h)(l)). For purposes of Section 409A of the Code, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments. In the event Executive is a specified employee under Section 409A of the Code, for purposes of any payment on termination of employment hereunder, if such payment would otherwise be made within six months of termination, such payment will be paid to Executive in a lump sum cash amount on the first payroll date which is more than six months following the date of Executive’s termination, to the extent required to avoid any adverse tax consequences under Section 409A of the Code. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

15.  Miscellaneous. a. This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you. Nor shall any provision herein be intended or construed as an admission that you have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any of the Company Entities.

b. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax or pdf shall be treated as an original.

16.  Assignment. This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, trustees and legal representatives. This Agreement is personal to you and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.

17. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be resolved in accordance with Section 11 of the Employment Agreement, the terms of which (including, for the sake of clarity, the jury trial waiver), are incorporated herein by reference.

18.  Treatment of Equity. For the sake of clarity any unvested equity awards held by you as of the Separation Date shall be treated in accordance with the terms of the governing plan and/or grant documents and shall forfeit as of the Separation Date, except as otherwise specifically stated herein with regard to the vesting of the inducement grants as stated in Section 2(d)

19.  Entire Agreement. You acknowledge that, except as otherwise specifically set forth herein, this Agreement, together with the portions of the Employment Agreement referenced herein, constitutes the complete understanding between the Company and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities. No other promises or agreements nor any amendment of this Agreement shall be binding unless in writing and signed by both the Company and you after the Effective Date (as defined below).

20.  Voluntary Agreement. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have been offered the opportunity to have at least 21 days to consider its terms; (c) are hereby advised by the Company in writing to consult with an attorney of your choosing in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or had a reasonable opportunity to do so; (e) have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

21.  Acceptance. You may accept this Agreement by signing it and returning it to the Company Attn: Matthew Kupferberg on or before the 21st day after receipt. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing delivered to the General Counsel at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign it (the “Effective_Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payment(s) and benefits, shall be deemed automatically null and void.

a.  As noted above, this offer shall remain available to you for twenty-one (21) days from your receipt of this letter; it shall expire at the close of business on the twenty-first day. In the event that you do not accept this Agreement in the required time frames or if you revoke this Agreement this Agreement shall be deemed automatically null and void. You further understand that you must execute and not revoke the Reaffirmation attached as Exhibit A after the Separation Date (such date after any applicable revocation period stated in the Reaffirmation has expired, the “Effective Date of the Reaffirmation”) in order to receive the consideration stated in this Agreement.

22.  Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of this Agreement and shall not be employed in the construction of this Agreement. Counterpart signatures shall be treated as originals for all purposes hereto.

ENZO BIOCHEM INC.

By:	/s/ Kara Cannon
Name:	Kara Cannon
Title:	Chief Operating Officer
Date:	September 5, 2023

HAMID ERFANIAN

/s/ Hamid Erfanian
Date:	September 5, 2023

EXHIBIT A

REAFFIRMATION

(TO BE SIGNED ON OR AFTER SEPARATION DATE)

I hereby reaffirm all covenants and obligations set forth in the Separation Agreement and General Release, which is incorporated by reference into this reaffirmation (“Reaffirmation”). I hereby reaffirm that I have complied with the terms of the Separation Agreement and General Release and reaffirm and agree to all of the terms stated therein, including without limitation the release stated in Paragraph 5. I understand that this Reaffirmation is required for me to receive the consideration stated in Paragraph 2 of the Separation Agreement and General Release.

I further acknowledge that I have been advised in writing by way of this Reaffirmation, that: (a) I have the right to consult with an attorney prior to executing this Reaffirmation; (b) I have at least twenty-one (21) days to consider this Reaffirmation (although I may choose to voluntarily execute this Reaffirmation earlier); (c) I acknowledge and understand that I have seven (7) calendar days from the date on which I execute this Reaffirmation to revoke my acceptance; and (d) once the revocation period expires, the Reaffirmation becomes effective and enforceable.

I ratify and reaffirm the commitments set forth herein as of the Separation Date or the date I sign this reaffirmation if such date is later.

Dated:

NOT TO BE SIGNED BEFORE THE SEPARATION DATE